Exhibit 3.1

ARTICLES OF ORGANIZATION

OF

AKRON RIVERVIEW CORN PROCESSORS, LLC

TO THE SECRETARY OF STATE

OF THE STATE OF IOWA:

Pursuant to Section 301 of the Iowa Limited Liability Company Act (the “Act”), the undersigned hereby forms the limited liability company by adopting the following Articles of Organization (the “Articles”) for such limited liability company.

ARTICLE I

The name of the limited liability company is Akron Riverview Corn Processors, LLC (the “Company”).

ARTICLE II

The street address of the initial registered office of the Company in the State of Iowa is 666 Grand Avenue, Suite 2000, Des Moines, Polk County, Iowa 50309, and the name of its initial registered agent at such address is William E. Hanigan.

ARTICLE III

The street address of the principal office of the Company in the State of Iowa is 4808 F Avenue Marcus, IA 51035.

ARTICLE IV

The duration of the Company shall be perpetual unless dissolved as provided in the operating agreement of the Company.

ARTICLE V

The management of the Company shall be vested in its managers who shall be selected in the manner described in the operating agreement of the Company.  The members of the Company are not agents of the Company for the purpose of its business or affairs or otherwise.  No manager, member, agent, employee, or any other person shall have any power or authority to bind the Company in any way except as may be expressly authorized by the operating agreement of the Company or unless authorized to do so by the managers of the Company.

ARTICLE VI

Section 6.1.  A manager of this Company shall or a member with whom management of the Company is vested shall not be personally liable to the Company or its members for monetary damages for breach of fiduciary duty as a manager, except for (i) the amount of a financial benefit received by a manager or member to which the manager or member is not entitled; (ii) an intentional infliction of harm on the limited liability company or its members; (iii) a violation of Iowa Code Section 490A.807 (limitations governing distribution); or an intentional violation of criminal law.

Section 6.2.  Each person who is or was a member or manager of the Company (and the heirs, executors, personal representatives, administrators, or successors of such person) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member or manager of the Company or is or was serving at the request of the Company as a member or manager, director, officer, partner, trustee, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (“Indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended.  In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended.  The right to indemnification conferred in this Article shall be a contract right.

Section 6.3.  The Company may, by action of the manager(s), provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effect as the manager(s) shall determine to be appropriate and authorized by applicable law.

Section 6.4.  The rights and authority conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the articles of organization or operating agreement of the Company, agreement, vote of members or disinterested manager(s), or otherwise.

Section 6.5.  Any repeal or amendment of this Article by the members of the Company shall not adversely affect any right or protection of a member, manager, or officer existing at the time of such repeal or amendment.

Dated:  November 27, 2006.

FILED
IOWA
SECRETARY OF STATE	/s/ Amy R. Piepmeier
11-27-06	Amy R. Piepmeier, Organizer
10:23am
W507571
[Bar Code]